Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bar Harbor Bankshares of our reports dated March 14, 2016, relating to the consolidated financial statements of Bar Harbor Bankshares, which report expresses an unqualified opinion, and the effectiveness of internal control over financial reporting of Bar Harbor Bankshares, appearing in the Annual Report on Form 10-K of Bar Harbor Bankshares for the year ended December 31, 2015.

We also consent to the reference to our firm under the heading “Experts”.

/s/ RSM US LLP

Boston, Massachusetts

July 19, 2016